EXHIBIT 10.7

GENFLAT HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the board of directors (the "Board") of GenFlat Holdings, Inc. (the "Company") who is not an employee of the Company or any parent or subsidiary of the Company (each "Non-Employee Director") shall be subject to, and eligible to receive cash and equity compensation for their service on the Board and any committee thereof ("Committee") in accordance with this Non-Employee Director Compensation Policy (the "Policy"). For the avoidance of doubt, the Policy shall not apply to members of the Board who are employees of the Company or any parent or subsidiary of the Company. This Policy shall remain in effect until it is amended or rescinded by further action of the Board.

General

This Policy shall be followed in connection with all compensation paid by the Company to Non-Employee Directors, including, without limitation, amounts paid or awards granted under the Company's 2020 Equity Compensation - Restated (the "Plan"). Non-Employee Directors shall not be entitled to any compensation for their service on the Board other than as described in this Policy and the Plan.

Cash Compensation

Each Non-Employee Director shall be entitled to the following cash compensation:

Annual Cash Retainers

Each Non-Employee Director shall receive an annual cash retainer of $25,000 for their service on the Board.

The Non-Executive Chairman of the Board, if any, or Lead Director, if any, shall receive an additional cash retainer of $5,000.

The Chairman of any Committee shall receive an additional annual cash retainer as follows:

•	Chairman of the Audit Committee: $10,000.

•	Chairman of the Compensation Committee: $5,000.

•	Chairman of the Nominating and Corporate Governance Committee: $5,000.

Each Non-Employee Director who serves on the Board or a Committee for less than a full quarterly period shall receive a prorated portion of the annual cash retainer for such quarterly period, determined based on the number of days served during the quarterly period.

The annual cash retainers, including any pro rata portion thereof, shall be paid in accordance with the following payment schedule:

Non-Executive Director: $6,250 on July 1st, October 1st, January 1st, and April 1st of each fiscal year ending on June 30th.

Audit Committee Chairman: $10,000 on July 1st of each fiscal year ending on June 30th.

Compensation Committee Chairman: $5,000 on July 1st of each fiscal year ending on June 30th.

Nominating and Corporate Governance Committee Chairman: $5,000 on July 1st of each fiscal year ended on June 30th.

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Board and Committee Meeting Fees

Each Non-Employee Director shall be entitled to a cash meeting fee for each meeting attended in person or otherwise as follows:

•	Board meetings: $500 for each meeting attended.

•	Committee meetings: $500 for each meeting attended.

Cash Meeting fees shall be paid in accordance with the following payment schedule:

Within 15 days of Board or Committee meetings.

Equity Compensation

New Director Equity Grant

On the date that a Non-Employee Director is elected or appointed to the Board, the Non-Employee Director shall receive an equity award, pursuant to the Plan as follows:

10,000 non-qualified stock options that vest 25% at the end of every fiscal quarter.

Annual Equity Grant

On the 15th business day following each annual shareholders meeting, without further action by the Board, each Non-Employee Director then in office shall receive an equity award, pursuant to the Plan as follows: 5,000 non-qualified stock options that vest 25% at the end of every fiscal quarter.

Each Non-Employee Director who is appointed to the Board during the year shall be entitled to a pro-rated annual equity award, determined based on the number of days between the date the Non-Employee Director joins the Board and the anticipated date of the next annual shareholders meeting.

All equity awards will be made in accordance with the Plan and other applicable equity plan documents, including forms of award agreements approved by the Board for grants to Non-Employee Directors consistent with this Policy.

Travel Expense Reimbursement

Each Non-Employee Director shall be reimbursed for reasonable travel expenses in connection with their attendance at Board and Committee meetings. Each Non-Employee Director shall provide the Company with such receipts and other records related to such reimbursable expenses as the Company may require. Reimbursements shall be paid in accordance with the payment requirements set out in the Plan.

Insider Trading

Non-Employee Directors are subject to the Company's Insider Trading Policy.

Hedging Stock Ownership

Non-Employee Directors are prohibited from entering into hedging transactions or similar arrangements regarding their Company securities pursuant to the Company's Insider Trading Policy.

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Stock Ownership Guidelines

Non-Employee Directors are subject to any applicable Company Stock Ownership Guidelines.

Interpretation

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any interpretation made by the Compensation Committee shall be final, conclusive and binding.

Review of Policy

The Compensation Committee shall review this Policy at least annually and may recommend any modifications to the Board. The Board will determine any changes to be made to this Policy based on the Compensation Committee's recommendations.

Adopted by the Board of Directors of the Company on ______, 2025.

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